Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:13 AM 09/25/2013
FILED 11:13 AM 09/25/2013
SRV 131125923 - 0696906 FILE

CERTIFICATE OF FORMATION

OF

AEROSONIC LLC

This Certificate of Formation of Aerosonic LLC (the “LLC”), dated as of September 25, 2013, is being duly executed and filed by Dennis B. Angers, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Aerosonic LLC.

Second. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Fourth: The formation of the LLC will be effective 9/30/2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Dennis B. Angers